Exhibit 99.1

FOR IMMEDIATE RELEASE December 22, 2009	Contact: David Stakun (215) 942-8428
Technitrol Sells $50 Million
of 7.00% Convertible Senior Notes
PHILADELPHIA—Technitrol, Inc., (NYSE: TNL) announced that it has closed its offering of $50 million aggregate principal amount of 7.00% convertible senior notes, due 2014. The notes were sold to qualified institutional buyers who are also accredited investors in a private placement. Along with the underlying common stock, the notes are exempt from the registration requirements under Section 4(2) of the Securities Act of 1933, as amended. The notes, however, are eligible for resale under Rule 144A of the Securities Act.
Technitrol will use the net proceeds from the offering – approximately $46 million – to repay a portion of its indebtedness under its existing revolving credit facility. The repayment will further strengthen the company’s balance sheet and enable timely investments in the development of electronic components to meet resurgent market demand and to capitalize fully on emerging market opportunities. While the company expects to remain compliant with its debt covenants under its credit facility, the notes offering also provides additional liquidity in the event of unforeseen adverse market developments.
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Technitrol Sells $50 Million of 7.00% of Convertible Senior Notes - two
The notes carry a conversion premium of 18%. Holders of the notes may convert each $1,000 principal amount of notes at any time into 156.6465 shares of Technitrol common stock, subject to customary anti-dilution adjustments. Technitrol will satisfy any conversion of the notes with shares of Technitrol common stock. The notes are general unsecured obligations of Technitrol and rank equally in right of payment with the company’s existing and future senior unsecured indebtedness.
To facilitate the notes sale, Technitrol and its lending banks have amended the company’s credit facility agreement. The principal provisions of the amendment are as follows:
•	a reduction in the committed credit line from $175 million to $100 million, which sizes the facility more appropriately to the company’s needs;
•	revised leverage and fixed charge covenants reflecting the reduction in revolving debt;
•	exclusion of the convertible debt for purposes of the leverage covenant; and
•	the continued collateralization of the facility through the remainder of its term ending in February 2013.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities. The notes and the company’s common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act.
Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the wireless and wireline communications, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol’s Web site at http://www.technitrol.com.
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Technitrol Sells $50 Million of 7.00% of Convertible Senior Notes - three
Cautionary Note: This message contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially. This release should be read in conjunction with the factors set forth in Technitrol’s report on Form 10-Q for the quarter ended September 25, 2009 in Item 1a under the caption “Factors that May Affect Our Future Results (Cautionary Statements for Purposes of the ‘Safe Harbor’ Provisions of the Private Securities Litigation Reform Act of 1995).”
Copyright © 2009 Technitrol, Inc. All rights reserved. All brand names and trademarks are properties of their respective holders.
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